Exhibit 10.2

FIRST AMENDMENT

TO

STOCKHOLDERS’ AGREEMENT

This FIRST AMENDMENT, dated as of July 14, 2008 (the “Amendment”), to that certain STOCKHOLDERS’ AGREEMENT (the “Agreement”) originally entered into as of September 29, 2006, by and among Chaparral Energy, Inc., a Delaware corporation (the “Company”), Fischer Investments, L.L.C., an Oklahoma limited liability company (“Fischer”), Altoma Energy, an Oklahoma general partnership (“Altoma”), and CHK Holdings, L.L.C., an Oklahoma limited liability company (“Chesapeake”), each person named above being referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Company intends to acquire Edge Petroleum Corporation, a Delaware corporation (“Edge”), by merging Edge with and into a newly created, wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, in conjunction with the Merger, the Company will list its Common Stock on the New York Stock Exchange or another national securities exchange; and

WHEREAS, the Parties desire to make changes to the Agreement appropriate for its activities following the Merger;

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Termination of Specified Sections of the Agreement. Concurrent with the closing of the Merger (the “Effective Time”), the following Sections (or portions thereof) in the Agreement will be deleted and be of no further force and effect:

a.	The definitions set forth in Section 1.1 of the Agreement that relate only to Sections (or portions thereof) of the Agreement that are deleted and of no further force and effect pursuant to this Amendment;

b.	Sections 3.1 through 3.10 of the Agreement;

c.	Sections 4.1 through 4.9 of the Agreement; and

d.	Section 5.1(b) of the Agreement.

2. Amendment of Specified Sections of the Agreement. Immediately prior to the effective time of the Merger, the following Sections in the Agreement will be amended as follows:

a. The beginning phrase of Section 5.1(a), which reads “At any time after a Qualified IPO (the “Demand Period”),” is hereby deleted and of no further force and effect.

b.	Section 8.4 shall read in its entirety as follows:

“Stock Subject to this Agreement. All shares of Common Stock and Common Stock Equivalents now owned or hereafter acquired by any of the Parties (other than the Company) shall be subject to, and entitled to the benefits of, the terms of this Agreement. Any transferee or recipient of the Common Stock or Common Stock Equivalents of a Party (other than the Company), other than a transferee or recipient who acquires a Party’s Common Stock or Common Stock Equivalents in a registered offering or a bona fide open market sale in accordance with Rule 144, shall become a Party and be bound as if an original Party hereto upon the execution of an Adoption Agreement substantially in the form attached hereto as Exhibit B.

c.	Section 8.6 shall be amended to replace Andrews Kurth LLP as recipient of copies of any notice to the Company with the following:

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, Oklahoma 73102

Attn: David J. Ketelsleger

Phone: (405) 235-9621

Fax: (405) 235-0439

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Stockholders’ Agreement as of the date first above written, and shall become effective immediately prior to the effective time of the Merger.

Chaparral Energy, Inc.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

Fischer Investments, L.L.C.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Manager

Altoma Energy

By:	/s/ Charles A. Fischer, Jr.
Name:	Charles A. Fischer, Jr.
Title:	Managing General Partner

CHK Holdings, L.L.C.

By:	/s/ Marcus C. Rowland
Name:	Marcus C. Rowland
Title:	Executive Vice President